Exhibit 99.1

LKQ Italia Bondco S.p.A. to Offer €500 Million Senior Notes
Chicago, IL (April 4, 2016) - LKQ Corporation (Nasdaq:LKQ) today announced that LKQ Italia Bondco S.p.A., an indirect, wholly-owned subsidiary of LKQ Corporation, intends to privately offer, subject to market and other conditions, €500 million in aggregate principal amount of senior notes. The notes will be fully and unconditionally guaranteed by LKQ Corporation and certain of LKQ’s subsidiaries. LKQ intends to use the net proceeds from the offering to refinance borrowings under its revolving credit facility and for fees and expenses related to the offering.
The notes will not be registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The notes will be offered only to non-U.S. persons outside the U.S. pursuant to Regulation S under the Securities Act and to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes in the offering, nor shall there be any sale of such notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, Europe, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed offering of the notes and our ability to complete such offering. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors, including market risks relating to economic and political uncertainties and the risks, uncertainties and other factors described in our Form 10-K for the period ended December 31, 2015 filed with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com